Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Capital Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and Rule 457(h)	171,687 (2)	$25.17	$4,321,362	0. 0001531	$661.60
Total Offering Amounts					$4,321,362		$661.60
Total Fee Offsets
Net Fee Due							$661.60

(1)
Represents the shares of common stock of Capital Bancorp, Inc. (the “Common Stock”) which may be issued upon the exercise of certain stock options under the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares as the result of a stock split, stock dividend or similar adjustment to the outstanding Common Stock pursuant to 17 C.F.R. §230.416(a).

(2)	Represents additional shares of the Common Stock authorized for issuance under the 2017 Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low market prices of the Common Stock as reported on the NASDAQ Global Select Market on September 25, 2024.